Exhibit 10.12

February 13, 2025

Jesse Deutsch

Via E-Mail: jessedeutsch@comcast.net

Dear Mr. Deutsch,

On behalf of American Battery Technology Company (the “Company”), I am pleased to outline in this letter (the “Offer Letter” or “Agreement”) the terms and conditions on which we are extending your position of Interim Chief Financial Officer of the Company. This Offer Letter will not constitute an agreement until it has been fully executed by both parties.

1. Position and Duties.

1.1 Position. Subject to the terms and conditions hereof, this contract becomes effective as of February 21, 2025 (the “Employment Date”).

1.2 Responsibilities. As an officer of the Company, you will report to the Company’s Chief Executive Officer (“CEO”) and have such duties and responsibilities as may be assigned to you from time to time.

1.3 Exclusive Services. During your employment by the Company, you shall not, without the express prior written consent of the Company, engage directly or indirectly in any activity that relates to any line of business in which the Company or any of its Affiliates. For the purposes of clarity, nothing in this Agreement shall prevent you from owning, in the aggregate, five percent (5%) or less of the outstanding equity interests of a company whose securities are traded on a national security exchange or on an over-the-counter market.

1.4 No Employment Restriction. You hereby represent and covenant that, except as disclosed to the Company, your employment by the Company does not violate any agreement or covenant to which you are subject or by which you are bound and that there is no such agreement or covenant that could restrict or impair your ability to perform your duties or discharge your responsibilities to the Company.

2. Compensation.

2.1 Base Salary. Your annual base salary is $280,000 and paid according to the Company’s regular payroll practice throughout the calendar year, pro-rated for any partial periods based on the actual number of days in the applicable period. You are also entitled to a one-time signing bonus of $25,000, payable within 14 days of your Employment Date.

3. Benefits.

3.1 Benefit Program. Effective as of the Employment Date, you will be eligible to participate in the Company’s benefit programs available to other employees of the Company at your level.

3.2 Unlimited Time-Off Policy. The system is known as “unlimited time-off policy” or “unlimited paid time off.” It is a vacation policy that allows employees to take as much free time as they feel they need as long as it does not interfere with their work responsibilities, work completion, and the quality of their work. The system is designed to provide the employee flexibility as a reward for making productive use of work hours. The employee is paid for the time they take off from their job. The employee cannot take off more than fourteen consecutive calendar days. Paid time off (“PTO”) is not counted or allocated, and is not accrued, and the employee takes off as much time as needed for vacation, family issues, sick days, etc. Should the employee’s time off impact their productivity, the employee’s time off will be more closely monitored and compared to the job responsibilities of that employee. Unlimited paid time off is a reward for job excellence, not an entitlement.

3.3 Reimbursement. You will be reimbursed for out-of-pocket expenses reasonably incurred in connection with the performance of your duties in accordance with the Company’s policies as established from time to time.

3.4 No Other Benefits. You will not be entitled to any benefit or perquisite other than as specifically set out in this Offer Letter or separately agreed to in writing by the Company.

4. Termination; Payments and Entitlements upon Termination

4.1 Employment Term. The employment term and your employment hereunder may be terminated by either the Company or by you at any time and for any reason, provided that the party terminating your employment hereunder required to give the other party at least thirty (30) days’ advance written notice.

4.2 Termination Due to Death or Disability. In the event your employment is terminated by death or Disability, you or your dependents will be entitled to accrued but unpaid salary owed to you through the date of termination and reimbursement for any legitimate business expenses. Further, the Company will pay for twelve (12) months of COBRA coverage for you (if termination is due to your Disability) or your dependents (if termination is due to your death). “Disability” shall mean an event which results in the Participant being (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii), by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company or its subsidiaries.

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4.3 Resignation. If you are a director or officer of the Company, or a director or an officer of a company affiliated or related to the Company at the time of your termination, you will be deemed to have resigned all such positions on the date of your termination, and you agree that upon termination you will execute such tenders of resignation as may be requested by the Company to evidence such resignations.

4.4 Cooperation. From and after termination, you agree, upon the Company’s request, to cooperate in any investigation, litigation, arbitration, or regulatory proceeding regarding events that occurred during the time of your employment by the Company or its Affiliates. You will make yourself available to consult with Company’s counsel, to provide information, to appear for testimony and take such other measures as the Company may reasonably request in respect of your cooperation. The Company will, to the extent permitted by law, reimburse you for any reasonable out-of-pocket expenses that you incur in extending such cooperation, so long as you provide the Company with advance written notice of your request for reimbursement and provide satisfactory documentation of such expenses.

5. Restrictive Covenants.

5.1 Confidentiality.

(a) You acknowledge that in the course of carrying out, performing, and fulfilling your obligations to the Company hereunder, you will have access to and will be entrusted with information that would reasonably be considered confidential to the Company or its Affiliates, the disclosure of which to competitors of the Company, its Affiliates, or to the general public, will be highly detrimental to the best interests of the Company or its Affiliates. Such information includes, without limitation, trade secrets, know-how, marketing plans and techniques, cost figures, client lists, software, and information relating to employees, suppliers, customers and persons in contractual relationship with the Company, technical information, lists of asset sources, the processes and practices of the Company, all information contained in electronic or computer files, all financial information, salary and wage information (except for your own), and any other information that is designated by the Company or its Affiliates as confidential or that you know is confidential, information provided by third parties that the Company or its Affiliates are obligated to keep confidential, and all other proprietary information of the Company or its Affiliates (“Confidential Information”). Except as may be required in the course of carrying out your duties hereunder, you covenant and agree that you will not disclose, for the duration of your employment or at any time thereafter, any such information to any person, other than to the directors, officers, employees or agents of the Company that have a need to know such information, nor shall you use or exploit, directly or indirectly, such information for any purpose other than for the purposes of the Company, nor will you disclose or use for any purpose, other than for those of the Company or its Affiliates, any other information which you may acquire during your employment with respect to the business and affairs of the Company or its Affiliates. You further covenant and agree for the duration of your employment and at any time thereafter to exercise the highest degree of care in safeguarding confidential information against loss, theft, or other inadvertent disclosure and agree generally to take all steps necessary or requested by the Company to ensure maintenance of the confidentiality of the confidential information. Notwithstanding all the foregoing, you shall be entitled to disclose such information if required pursuant to a subpoena or order issued by a court, arbitrator, or governmental body, agency or official, provided you shall first have:

(i) notified the Company;

(ii) consulted with the Company on whether there is an obligation or defense to providing some or all the requested information; and

(iii) if the disclosure is required or deemed advisable, cooperate with the Company to obtain an order or other assurance that such information will be accorded confidential treatment.

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Your obligations under this Offer Letter with regard to any particular Confidential Information shall commence immediately upon your first having access to such Confidential Information (whether before or after you begin employment with the Company) and shall continue during and after your employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of your breach of this Offer Letter or breach by those acting in concert with the you or on your behalf.

(b) Notwithstanding the foregoing, you may disclose information relating to your own compensation and benefits to your spouse, attorneys, financial advisors, and taxing authorities. Please note that pursuant to rules promulgated by the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934 in effect as of the date hereof, the amount and components of your compensation may be required to be publicly disclosed on an annual basis.

(c) Nothing herein prohibits or restricts you (or your attorney) from initiating communications directly with, responding to any inquiry from, or providing testimony before the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization, or any other federal or state regulatory authority regarding a securities law violation.

5.2 Intellectual Property. You acknowledge and agree that all right, title, and interest in and to any information, trade secrets, advances, discoveries, improvements, formulae, techniques, processes, research materials, databases, and know-how, whether or not patentable, and whether or not reduced to practice, that are made, conceived, or developed by you, either alone or jointly with others, if on the Company’s time, using Company’s facilities, or relating to the business or affairs of the Company, shall belong exclusively to the Company. You agree that the Company shall be the sole owner of all domestic and foreign patents or other rights pertaining thereto, and further agree to execute all documents that the Company reasonably determines to be necessary or convenient for use in applying for, prosecuting, perfecting, or enforcing patents or other intellectual property rights, including the execution of any assignments, patent applications, or other documents that the Company may reasonably request. Additionally, you agree that all original works of authorship not otherwise within the scope of the preceding sentence that are conceived or developed during your engagement with the Company, either alone or jointly with others, if on the Company’s time, using Company’s facilities, or relating to the Company shall be owned exclusively by the Company. You agree that the Company shall be the sole owner of all rights pertaining thereto, and further agree to execute all documents that the Company determines to be necessary or convenient for establishing in the Company’s name the copyright to any such original works of authorship. In connection with the foregoing, you agree to execute any assignments and/or acknowledgements as may be requested by the Company from time to time. You agree not to claim an interest in any inventions, copyrighted material, patents, or patent applications unless you demonstrate that any such invention, copyrighted material, patent, or patent application was developed before you began providing any services for the Company. This provision is intended to apply only to the extent permitted by applicable law.

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5.3 Corporate Opportunities. Any business opportunities related to the business of the Company which become known to you during your employment with the Company must be fully disclosed and made available to the Company by you, and you agree not to take or attempt to take any action if the result would be to divert from the Company any opportunity which is within the scope of its existing or future business.

5.4 Material Non-Public Information. You acknowledge that information about the Company received by you during the term of your employment may constitute material, non-public information and you are aware of the restrictions imposed by the United States securities laws on (a) the purchase or sale of securities by any person who is aware of material, non-public information and (b) on the communication of such information to any other person who may purchase or sell such securities on the basis of such information (including those persons who may be permitted to receive such information). You agree that you will comply with all applicable federal and state securities laws in connection with the purchase or sale, directly or indirectly, of securities of the Company or any other company for which you receive confidential information in connection with your employment. You further agree to comply in all respects with the Company’s Insider Trading Policy and Insider Reporting Procedures with respect to any securities of the Company that you may acquire, and you will comply with all other Company’s policies that may be applicable to you from time to time.

5.5 Non-Disparagement. You will not disparage the Company or any of its Affiliates, directors, officers, employees or other representatives in any manner and you will in all respects avoid any negative criticism of the Company. This Section 5.5 does not, in any way, restrict or impede you from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Company agrees and covenants that it shall direct its officers and directors to refrain from making any defamatory or disparaging remarks, comments, or statements concerning you to any third parties.

5.6 Injunctive Relief. You acknowledge and agree that in the event of a breach of the covenants, provisions, and restrictions in this Section 5, the Company’s remedy in the form of monetary damages will be inadequate and that the Company shall be, and is hereby, authorized and entitled, in addition to all other rights and remedies available, to apply for and obtain from a court of competent jurisdiction interim and permanent injunctive relief and an accounting of all profits and benefits arising out of such breach. You acknowledge that the restrictions in this Section 5 are reasonable, and you acknowledge that the operation of restrictions contained in this Section 5 may seriously constrain your freedom to seek other remunerative employment. If any of the restrictions are determined to be unenforceable as going beyond what is reasonable in the circumstances for the protection of the interests of the Company but would be valid, for example, if the scope of their time periods or geographic areas were limited, you consent to the court making such modifications as may be required and such restrictions shall apply with such modifications as may be necessary to make them valid and effective.

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5.7 Survival of Restrictions. Each provision of this Section 5 shall survive the termination of this Offer Letter or the termination of your employment (regardless of the reason for such termination).

6. General Provisions.

6.1 Entire Agreement. This Offer Letter, together with the plans and documents referred to herein, constitutes and expresses the whole agreement of the parties hereto with reference to any of the matters or things herein provided for or herein before discussed or mentioned with reference to your employment. All promises, representations, collateral agreements, and undertakings not expressly incorporated in this Offer Letter are hereby superseded by this Offer Letter.

6.2 Amendment. This Offer Letter may be amended or modified only by a writing signed by both of the parties hereto.

6.3 Assignment. This Offer Letter may be assigned by the Company to any successor to its business or operations. Your rights hereunder may not be transferred by you except by will or by the laws of descent and distribution and except as far as applicable law may otherwise require. Any assignment in violation of the preceding sentence shall be void.

6.4 Governing Law; Consent to Personal Jurisdiction, Venue and Arbitration. This Offer Letter takes effect upon its acceptance by you and execution by the Company. The validity, interpretation, and performance of this Offer Letter shall be governed, interpreted, and construed in accordance with the laws of the State of Nevada without giving effect to the principles of comity or conflicts of laws thereof. You hereby consent to personal jurisdiction and venue, for any action brought by the Company arising out of a breach or threatened breach of this Offer Letter, or out of the relationship established by this Offer Letter, exclusively in the United States District Court for the District of Nevada, Reno Division, or in the Second Judicial District, Washoe County, Nevada. Except for disputes, controversies, or claims or other actions seeking injunctive or equitable relief, which may be brought before any court having jurisdiction, any controversy, dispute, or claim (“Claim”) whatsoever between you on the one hand, and the Company, or any of its Affiliates or any employees, officers, directors, agents, and representatives of the Company or its Affiliates on the other hand, shall be settled by binding arbitration, at the request of either party, under the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association. The arbitrator shall apply Nevada law. The demand for arbitration must be in writing and made within the applicable statute of limitations period. The arbitration shall take place in Reno, Nevada, or in another location mutually agreed to by the parties. The parties shall be entitled to conduct reasonable discovery, including conducting depositions and requesting documents. The arbitrator shall have the authority to resolve discovery disputes, including but not limited to determining what constitutes reasonable discovery. The arbitrator shall prepare in writing and timely provide to the parties a decision and award which includes factual findings and the reasons upon which the decision is based. The decision of the arbitrator shall be binding and conclusive on the parties, except as may otherwise be required by law. Judgment upon the award rendered by the arbitrator may be entered in any court having proper jurisdiction. Each party shall bear its or his own fees and costs incurred in connection with the arbitration, except that the arbitrator may award attorneys’ fees and costs in accordance with applicable law.

You understand and agree that by using arbitration to resolve any Claims between you and the Company (or its Affiliates) you are giving up any right that you may have to a judge or jury trial regarding those Claims.

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6.5 Severability. The invalidity of any one or more of the words, phrases, sentences, clauses, or sections contained in this Offer Letter shall not affect the enforceability of the remaining portions of the Offer Letter or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, or sections contained in the Offer Letter shall be declared invalid, the Offer Letter shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.

6.6 Section Headings and Gender. The section headings herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Offer Letter.

6.7 No Term of Employment. Nothing herein obligates the Company to continue to employ you. Where lawfully permitted in any jurisdiction in which you perform employment responsibilities on behalf of the Company, your employment shall be at will.

6.8 Indemnification. The Company will indemnify and hold you harmless to the maximum extent permitted by applicable law against judgments, fines, amounts paid in settlement and reasonable expenses, including reasonable attorneys’ fees, in connection with the defense of, or as a result of any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”) (or any appeal from any such Proceeding), other than any Proceeding initiated by you or the Company related to any contest or dispute between you and the Company with respect to this Offer Letter or your employment hereunder, in which you are made or are threatened to be made a party by reason of the fact that you are or were an director, officer, member, employee, or agent of the Company or any Affiliate. In addition, the Company agrees that you shall be covered and insured up to the maximum limits provided by any insurance which the Company maintains to indemnify its directors and officers (as well as any insurance that it maintains to indemnify the Company for any obligations which it incurs because of its undertaking to indemnify its officers and directors). Costs and expenses incurred by you in defense of a Proceeding (including attorneys’ fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on your behalf to repay the amounts so paid if it shall ultimately be determined that the you are not entitled to be indemnified by the Company under this Offer Letter.

6.9 Survivorship. Upon the termination of your employment, the respective rights and obligations of the parties shall survive such termination to the extent necessary to carry out the intended preservation of such rights and obligations.

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6.10 Taxes. All payments under this Offer Letter shall be subject to withholding of such amounts, if any, relating to tax or other payroll deductions as the Company may determine and should withhold pursuant to any applicable law or regulation.

6.11 Set-Off. The Company may set off any amount or obligation which may be owed by you to the Company against any amount or obligation owed by the Company to you.

6.12 Records. All books, records, and accounts relating in any manner to the Company or to any suppliers, customers, or clients of the Company, whether prepared by you or otherwise coming into your possession, shall be the exclusive property of the Company and immediately returned to the Company upon termination of employment or upon request at any time.

6.13 Return of Company Property. You agree not to remove (either physically or electronically) any property belonging to the Company from the Company’s premises, except as required in the ordinary course of your employment, unless the Company grants you express written authorization to do so. Upon the termination of your employment, and earlier if the Company requests at any time, you shall deliver to the Company (and shall not keep copies in your possession or deliver to any other person or entity) all of the Company’s property in your possession. This requirement to return the Company’s property shall also be a condition of the Company’s right to keep an amount of money or benefit paid to you upon your termination, if any. Further, the Company has the right to pursue all legal remedies to: (i) achieve the return of Company property; (ii) recoup any money, or value of any benefit, paid to you upon your termination; and (iii) obtain reasonable attorneys’ fees, costs, or disbarments incurred in the exercise of its legal rights under this Section.

6.14 Counterparts. This Offer Letter may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute the same instrument.

6.15 Consultation with Counsel. You acknowledge that you have conferred with your own legal counsel with respect to this Offer Letter, and that you understand the restrictions and limitations that it imposes upon your conduct.

Please indicate your acceptance of this offer by returning one signed original of this Offer Letter.

Yours truly,

/s/ Ryan Melsert	February 13, 2025
Ryan Melsert	Date
CEO
American Battery Technology Company

I accept this offer of employment and agree to be bound by the terms and conditions listed herein.

/s/ Jesse Deutsch	February 13, 2025
Jesse Deutsch, Interim CFO	Date
American Battery Technology Company

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